EXHIBIT 99.1
SUN HYDRAULICS
Q3 2005 Earnings Call
November 9, 2005, 2:30 P.M.
Operator:
(Operator instructions.)
As a reminder, this conference is being recorded. It is now my pleasure to turn the floor over to Mr. Rich Arter, Investor Relations spokesperson.
Rich Arter, IR:
Good afternoon, everybody. Thank you for joining us today to listen to Sun Hydraulics’ Third Quarter 2005 Earnings Release Conference Call. With me are Allen Carlson, Sun’s President and CEO. Dick Dobbyn, Sun’s retiring CFO. And Tricia Fulton, Sun’s new incoming CFO. Once we have finished our prepared statements, we will open the lines for questions and answers and intersperse that with e-mail questions that we have received.
Please be aware that any statements made in today’s presentation that are not historical facts are considered forward-looking statements within the meaning of Section 21-E of the Securities Exchange Act of 1934. For more information on forward-looking statements, please see yesterday’s press release.
It is now my pleasure to introduce Allen Carlson.
Allen Carlson, President, CEO:
Good afternoon. We had another excellent quarter. Third-quarter and year-to-date sales and net income continued to significantly outpace 2004. Economic indicators in the US capital goods market remain strong, and we are confident going into the fourth quarter that business conditions will continue. Our business historically tracks to the PMI or Purchasing Managers’ Index, and October’s index continues to show a purchasing strength in the manufacturing sector of the economy. Our balance sheet remains strong, as we’re able to utilize cash balances to pay down debt and double out quarterly dividend from 5 cents to 10 cents.
We are also pleased to announce that in addition to Robert W. Baird, who has provided independent research coverage on Sun, going public in 1997, Westminster Securities Corporation has also initiated independent research on Sun.
On a more personal note, Dick Dobbyn, our CFO, will be retiring early next year. Tricia Fulton will assume the CFO position. Tricia has been with Sun since 1997, and has worked closely with Dick in the Finance Group since she joined the Company. I am very proud that we were able to fill this position from within, and have complete confidence that Tricia will do an outstanding job. Dick will remain as CFO through the close of 2005, after which he will continue to work with the Company in an advisory role, including work on special projects.
Our financial performance and third-quarter outlook will now be discussed by Dick.
Dick Dobbyn, CFO:
Please note that all comparisons I mention will be to the third quarter last year. Third quarter net sales this year were up 24% to 29 million, net income was 3 million compared to 2 million and basic and diluted earnings per share increased 50% to 27 cents versus 18 cents. We have projected the third quarter to be in the range of 24 cents to 27 cents, and we hit the high end of our range. As is our practice, we only forecast one quarter ahead. This is because of our short book-to-ship cycle.

Growth continued in the North American manufacturing sector, with sales up 22%. Shipments within the US were up 22%, and Canadian shipments were up 30%. European sales increased 16% to nearly 8 million, with significant increases in Sweden, Finland, Italy and the Netherlands. Asian sales increased 53% to 4.3 million, led by domestic sales in Korea and China. Gross profit was up 28% to just over 9 million compared to 7 million. Gross profit as a percentage of net sales increased to 31% compared to 30%. The gross profit increase relates primarily to higher sales volume.
Selling, engineering and administrative expenses in Q3 were up 16% to 4.6 million. The increase was due to primarily higher audit fees, including Sarbanes-Oxley 404 compliance, foreign compensation expense and a write-off of the remaining deferred loan costs related to extinguished debt.
Our new $35 million credit facility is in place, and we have paid down primarily all or mainly all of the US debt. We are in a great position to take advantage of potential future internal or external investment opportunities as they arise. Our quarterly dividend doubled in Q3 from 5 cents to 10 cents a share. Dividends were paid October 15th to shareholders of record on September 30th. Net cash from operations was 13 million, up 2.3 million. Higher net income in 2005 was offset by working capital changes. Days sales outstanding increased slightly from 33 to 34, and inventory turns remain steady at 10.
Looking forward, sales for the fourth quarter are projected to be 27 million, a 15% increase. Net income per share for quarter four is expected to be 20 cents to 23 cents, compared to 19 cents. Annual sales will then be approximately 116 million, which is a 22% increase over 2004. Our net income per share for the year is expected to range between $1.11 and $1.14 compared to 76 cents for all of 2004. We’re accelerating our capital expenditure forecasts for the year from 7 to 8.5 million, as we’re purchasing machinery to increase capacity in anticipation of continued future growth in all segments of our business.
Thank you.
Rich Arter, IR:
Before we jump into the queue, I’m going to read a question that came in via e-mail, and after that we’ll take a question from the queue. This is a question from an individual investor by the name of Max Lauren. He asks, Before I could see any information on the third-quarter earnings report, the stock price plummeted more than $5 per share. Why?
The release hit the wire services at 11:00 a.m. yesterday, and it was available on various websites immediately, including our own website, www.Sunhydraulics.com, Yahoo, MSN, as well as other websites. All stock activity attributed to yesterday’s decrease in the stock price took place after 11:00 a.m. and throughout the rest of the day.
Can we take a call from the queue?
Operator:
(OPERATOR INSTRUCTIONS).
William Lyons, Westminster Securities.
<Q>:
On the capacity utilization that you mentioned very briefly, what do you feel your current utilization is?
<A>:
We actually don’t measure our capacity utilization, per se, and come up with a percentage of utilization. Our approach to manufacturing is to take a look at where constraints are in the manufacturing operations and to work on those constraints. Our experience has been that when you are trying to measure your capacity utilization, there are so many factors that play into it, including what shift you want to work, what’s the product mix — the list is very, very long. And the capacity utilization in our business is an irrelevant number.

<Q>:
What do you feel like, then — coming from another direction, what are the constraints you are up against now?
<A>:
Well, we continue to work with our supplier base to make sure that the products that we are getting in the door are quality parts, that they arrive on time. We continue to work at upgrading and improving our workforce. There are no constraints that are showstoppers that we see looking forward. It’s common practice at Sun to continue to focus on many, many constraints going on all at once, some interactive with each other. And in resolving those constraints with our purchasing people, with our engineering — both manufacturing engineers as well as our product engineers, quality engineers. And, as I said, our supplier base are every instrumental in that, as well.
<Q>:
Well, you obviously have a very flexible workforce, because people are trained to do many different things and do them well.
<A>:
That, by the way, is very key in our business, having the agility in the workforce and having people that will jump in and work in areas where we have hot spots is what we like to call them, and put resources on the hot spots.
<Q>:
But you do have some land where I assume at some point you would look forward to building more actual capital — putting more capital investment into manufacturing capacity. Is that a near-term expectation, or is it just you are preparing for the future at some point?
<A>:
I would say that it’s not near-term and it’s more likely to be mid-term.
<Q>:
I thought you had a great quarter, guys. Keep it up.
<A>:
I’m going to take a chance to read another e-mail question that came in from the same investor as last time, Max Lauren. Max asks, The short report plus the outlook that I saw now on your web page looked positive, and I can’t fathom why the stock plummeted. Can you explain what is occurring and why?
We obviously feel that our results were positive as well. We don’t have any control over what happens in the markets or what market reaction will be to any of the financial results we publish. And that’s really about all we can say about that. And let’s jump back into the queue again.
Operator:
Brian Rafn, Morgan Dempsey Capital Management.
<Q>:
A question for you guys relative to can you give us kind of a sense of, for the past few months, kind of what the bid/quote activity is? I know you guys have a short cycle, book and ship. Can you give us kind of the tone of business for the last few months and order rates?
<A>:
Our order rates for October are approximately 3% higher than we saw on a consolidated basis in September. The September order rates were up a little bit over August, and July was a little bit higher than August as well. So we are continuing to see an increase in the order rates.
<Q>:
Can you guys kind of talk to what you’re seeing as you’re going into the end of the year and maybe out into ‘06, relative to wage/salary inflation, unit labor costs, kind of employee retention, kind of where you are staffing-wise?

<A>:
I’ll try to answer that question. It’s a pretty broad question. We are in the process of taking a look at a year end — this is typically when we do it, this is not unusual — wage and salary adjustments going forward for next year. It’s preliminary at this time, to have a feel for what that might be. Our retention rates here at Sun in Sarasota and all around the world remains very high. Our employees are very dedicated, very spirited and hard-working, and part of the recipe that makes us successful.
<Q>:
The Fed, I think, had a number, I think, through October; they said labor costs were up, pushing 4%. Do you guys get a sense that you’re in that ballpark? Or is there any outliers or things that might be endemic specifically to the Florida market, the Florida manufacturing market?
<A>:
I think we wouldn’t see anything that’s significantly different than 4%. But as I said, we are very early in the planning process. And how we do it here at Sun is we take a look at the performance of individuals on an individual basis. We have not set any guidelines, and it’s a one-on-one performance appraisal evaluation. And that the end of the day, we roll it up and see what we come up with. And I think it’s the right way to do it. You pay for performance.
<Q>:
Do you guys have a sense as to what modeling — what your property, plant and equipment, capital expenditures might be for next year, ‘06?
<A>:
Again, I’ll try to answer that question. If you took a look at where we are in the business cycle, and what our investments have been over the last three to five years, and you did some averaging, you would probably come up with a number that is going to be in the 7, $8 million range. But we really don’t do budgeting and forecasts in running our business. We take a look, as — going back to the constraints issue again, we take a look at the orders that are coming in. We take a look at the pressure that our customers are putting on certain product lines, the growth of product lines. And we have manufacturing engineers and product engineers that are looking at where the hot spots are in our business, and if they decide this afternoon that they need to buy a grinder to satisfy customer demand or to improve our productivity, they do it. We don’t forecast —
<Q>:
In for all years since 1997 that has been, certainly, one of the positives of, certainly, the uniqueness of Sun Hydraulics. Would you say that you kind of, then, do it virtually week by week, month by month, almost down to the day, really? That thing just floats?
<A>:
Absolutely. There are some longer-term projects that are more based on new product development, and we may need a piece of equipment as a companion to new product development. That type of cap ex doesn’t hit you overnight. You see it coming as you’re going through the development program. So it’s not like you are working completely without a radar screen, but there’s a lot of our cap ex purchases are based upon customer demand and needs at the time.
<Q>:
I think you mentioned that you, because of some specific machinery purchases, you were going to raise that, probably, the capital expenditures for ‘05 from 7 million, I think you said, to 8.5. Can you kind of detail where that specific machinery is going and what it’s for?
<A>:
Primarily, CNC machining equipment for bodies that go into what we would call cartridge valve assemblies. That’s a high-growth part of our business; it has been growing at a significant rate over the last couple of years. It continues to grow. And we need some CNC equipment to continue producing with a short lead time.

<Q>:
I want to twist Dick’s arm on a comment on where you guys are seeing kind of commodity metals inflation. Can you give us a sense, without a number year over year, kind of what the trend might be? Has it flattened out? Has it diminished? Kind of give us a sense.
<A>:
At the beginning of the summer, we started to see — actually, before that — the steel prices starting to decline. That reversed in September, and it started to climb again, and the whole situation got aggravated with the two hurricanes. Right now, just looking at what we read and what we can see in talking to our purchasing fellows, I’m not sure where it’s going to go, because on the one hand, you have got the demand factor in China, whether that abates or not, will have an input. And then, also, the energy costs in making steel and, indeed, transporting steel is another negative factor.
So we really don’t know. I can tell you that in surcharges, which is how we have dealt with the issue with our major suppliers, that we spent about $1 million extra this year, based on the surcharges. And we are in touch with them, depending on which way this thing goes, to either keep them in there or remove the surcharges.
<Q>:
That’s certainly helpful. Dovetailing, you mentioned, certainly, Hurricane Katrina and Rita and the last one that hit Florida. Has that impacted in the short term, last quarter, any delays in shipments? Or are there any weather issues that you guys saw from customers?
<A>:
I’ll take that question. The good thing about hurricanes is you see them coming, and you have opportunities to prepare. In this last hurricane that came through Florida, we actually worked extra the week before, built and shipped product a day ahead of schedule. We did miss a day of work during that week; it was the Monday of that week. But most of the product was already shipped to our customers. And when we came in on Tuesday, we were working on Tuesday and Wednesday. And so the art of management is anticipation and preparation. And you have to anticipate, and you can see it coming and get ready for it. And our guys have done that.
<Q>:
Let’s take another e-mail question here, and it’s similar to one that was asked earlier. This is from Scott Blumenthal with Emerald Advisors. Last year, Sun Hydraulics’ sales in fourth quarter actually grew sequentially over the third quarter. The ISM PMI was 59.1 in October and 59.4 in September, higher levels even than last year. In addition, equipment companies have record backlogs, and they are trying to get out as much production as they can. How is order flow for October, and what else are you seeing that is leading you to believe that Q4 ‘05 is going to be sequentially lower?
<A>:
As I stated before, the order rates for October are approximately 3% higher than we saw on a consolidated basis for September. Looking at Q3 ‘05 versus Q4 ‘05, we had two fewer working days in the US due to holiday schedules, 63 days versus 61. We run our production utilizing 4/4/5 or 13 weeks per quarter. In 2004, four locations had 14 weeks in Q4 with one week of shutdown. This year, they’ll have 13 weeks with one week of shutdown. Additionally, the US rolled the extra week from the 4/4/5 into January of ‘05, which resulted in 14 weeks in Q1 ‘05 for the US. The foreign operations typically shut down the week between Christmas and New Year’s. And if you go back to 1998, looking forward, Q3 has always been higher in sales volume than Q4, with the exception of 2004, which was when we started to see the big uptick in orders.
<Q>:
Why don’t we let the next questioner in and maybe poll to see if there’s any more questions?

Operator:
Scott Macke, Robert W. Baird.
<Q>:
First of all, Dick, congratulations on your retirement. I wish you the best of luck. It’s been a pleasure working with you, speaking with you during my tenure here. And Tricia, likewise, congratulations. Best of luck to you as well. It sounds like Dick will still be around, meddling.
<A>:
How well you know him, Scott.
<Q>:
Just a quick follow-up, and a very good answer or helpful answer in terms of the sequential third quarter to fourth quarter. But with that 3% increase sequentially, October, is that consistent? Would we normally expect to see a sequential increase, or would we expect to see some seasonal decline September to October?
<A>:
I think, historically, if we went back — and I’m doing this without any numbers in front of me, so I could probably be slam dunked by our accounting people. But historically, we see order rates picking up August, September, October, November and then slowing down a little bit in December getting ready for the holidays. So I think what we’re seeing is rather normal.
<Q>:
And then I was hoping to get a definition of the term, I believe it was mid-term, in terms of cap ex then maybe the need for bricks and mortar. Is that something that we’re looking at as a possibility for ‘06?
<A>:
No. No, not ‘06 at all. That’s what I would call short-term. Keep in mind mid-term for Sun is somewhere around five to ten years.
<Q>:
That likewise is very helpful. I do want to ask — I guess, to take a step back, as I’m sure you guys are well aware, Parker-Hannifin acquired Sterling recently. First, maybe in two parts, if you could talk about how much you guys compete with Sterling, what sort of product categories, and then maybe how the nature of competition may change going forward, given that acquisition?
<A>:
Sterling has been a hydraulic cartridge valve company for many, many years. They make products that — what we would call, predominantly call, common cavity products, in that they don’t fit within our cavity that we manufacture.
So, to use an analogy, perhaps, I like to go back to the car industry. I would say there’s a number of companies like Sterling that produce common cavity or common cars — Ford Tauruses and Chevrolets — and they are all great cars. But on the other side, there’s the higher-performance range of products. And we tend to have higher-performance range of products, although slightly more expensive. And the market that we are addressing with our products are typically high-reliability, higher-performance, more readily available product through our flight engineering distribution, the way we go to market. And our model is much closer to perhaps what BMW does. And so, in effect, does Chevrolet compete with BMW? Absolutely, they do. But they are appealing to different kinds of customers.
<Q>:
So you would not expect to see any measurable impact on your business in either direction? Is that my read on what you’re saying?
<A>:
I think so. It’s hard to say what Parker has plans for Sterling, but Sterling remains pretty much as they have in the past. I would expect that there would be very little change. And if there is some change, I think you would not see it for years out. Things don’t change that rapidly in our industry.

<Q>:
I want to maybe attack this one in two parts as well, just talk a little bit about the international segments this quarter — first Korea, then Germany. Korea, the 57% year-over-year increase — is that an abnormal jump in business, or is this a reflection of more of a weak third quarter ‘04?
<A>:
I think there’s a number of factors, and Dick is digging up some more material here. But I think there’s two things that are happening in the Korean market. One is Korea — our company in Korea ships to large OEMs that ultimately export the product to China, big construction machinery projects. That’s one piece of it. The other piece of it is our company in Korea also ships to a few large manufacturers of products that ultimately get exported to OEMs here in the States. That’s predominately where the growth has come from, those two elements. Dick, is there anything you can add to that?
<A>:
No, that’s the story. That’s it.
<Q>:
And then, just kind of looking at the incremental operating margin in that segment, then, leverage seems to be down in like a 20% incremental operating margin range. Is that a reasonable expectation going forward, just trying to think through in terms of your cost structure on those sales and the operations in Asia?
<A>:
Well, the Korean margin of 18 to 20% is a good number.
<Q>:
And then, I also wanted to look at the operating income in Germany, in that reported segment. We’ve got a 10% year-over-year increase in sales in the third quarter, but we’ve got a decline year over year in operating income. I was wondering if there was anything in particular going on in the third quarter, in that segment?
<A>:
Again, I don’t have the numbers directly in front of me. But we’ve done a couple of things in Germany that are going to help us grow our business, which are — short-term, is adding cost. We’ve added some sales and marketing people in the southern part of Germany, as well as in the northern part of Germany, because we continue to see opportunities for our products in the marketplace. And now is a good time to make investment in growing our business for 2006, 2007 and beyond.
<Q>:
Can we expect, then, to see in the fourth quarter and going forward, or are we looking at what — a better way to ask this would be, are some of those costs one-time, then, or is this part of the cost structure we should anticipate going forward?
<A>:
Anticipate going forward. The people will be with us, helping us grow our business.
<Q>:
I’m going to do another e-mail question here. How much of the cost of goods sold does steel traditionally represent? We expected to see a bit of leverage from steel prices show up in the cost of goods sold line over the next couple of quarters. Can you comment on the current cost of steel and how that should affect the next few quarters?
<A>:
I think I partially covered that with the question from Brian. I will add to that that we have worked with our suppliers to share the steel price cost, and we — it’s very difficult for us to say how much of steel is in our cost of sales, because it’s coming through our suppliers, where we are buying predominantly purchased parts. So we really don’t buy much steel direct in the raw material form.

<A>:
Let me add to the sharing by our suppliers, because I think that’s useful and interesting, how we approach that. When we began to see the steel prices rise and the immediate reaction of many suppliers, Sun’s suppliers included, is that they went to pass 100% of that surcharge on. And our belief was that that was unrealistic, and we had discussions with our suppliers that said we believe a good challenge is to pass 50% of the surcharge on, but you find ways to absorb 50% with productivity gains. Because our approach in our manufacturing environment here in what we produce in-house is to absorb at least 50% of those material price increases, if not all of it. And our suppliers have all bought into that, and have done a good job of finding ways to absorb some of those material price increases.
<Q>:
Let me throw one more question — by the way, that last question was from Scott Blumenthal, as will this one be. This one will be, as well. Usually, we see a bit more leverage on the SE&A line, coming in at around 15% of sales. The quarter it was over 16%. Can you give us some insight into what happened there during the quarter, and is this something that we should expect in the future?
I believe Allen addressed this, but is there something you might want to add to that?
<Q>:
I think, Tricia, you had some financial detail as well?
<A>:
Yes, I do. We don’t really look at SE&A costs as a percent of sales, as they tend to be more fixed costs or costs not necessarily related to sales volumes. And, as Dick mentioned, the 16% increase in SE&A from Q3 ‘04 to Q3 ‘05 results primarily from higher audit fees, which included the SOX 404 work, a write-off of deferred loan costs on extinguished debt and foreign compensation, which all totaled approximately 500,000.
Q2 ‘05 SE&A had nonrecurring costs of approximately 250,000, and Q3 ‘05 had nonrecurring costs different from those in Q2, of approximately 350,000 for the items mentioned previously. These nonrecurring costs don’t include the SOX 404 or increased audit fees, which will continue into Q4.
<A>:
We could jump back into the queue, if there’s more questions.
Operator:
Brian Rafn, Morgan Dempsey.
<Q>:
You had mentioned the Sarbanes-Oxley 404 costs and kind of what — can you give us a sense as to what the costs might be in totality for the year, or maybe what you guys have expensed through nine months?
<A>:
We’re looking at a total estimate of the costs, including fees from our auditors as well as any outside consultants, of approximately 500,000. We don’t have all the bills in yet to give you a total, necessarily, through Q3, but we are still on track for that number, and don’t expect at this point that it will be higher than that.
<Q>:
And then, could you just talk — I know you’ve gotten — you’ve mentioned this many times in the past, about the diversification of your end markets. Can you give us a sense, is there anything in a specific end market, either anecdotally or from what you have heard stand out as far as demand, or kind of what the levels are in any wholesale inventory channels?
<A>:
We are pretty much seeing in the marketplace that everything is moving up kind of in lockstep. There’s nothing that we are seeing abnormally moving one way or the other. There’s no market that’s down, from a product or a market standpoint. Geographically, there’s some timing issues that we see. But even if you looked at geographically and average it over the last 12 years, I don’t think there’s anything that stands out one way or the other.
<Q>:
Just in closing, congratulations, Dick. It’s been an absolute pleasure talking with you over the years since ‘97. You get the crown for being the closest to the best CFO that we work with in our universe. With you it’s like a second layer of skin.
<A>:
Thank you very much, Brian. And I feel the same way. It’s been a pleasure.
Operator:
Scott Macke, Robert W. Baird.
<Q>:
We talked a little bit about price increases and directions and component cost increases. But can we expect — is there a normal 2006 sort of new year price increase that would generally be put in place?
<A>:
We constantly take a look at our products and our mix. And if we make an adjustment, we try to do it around the beginning of the year. We are not in a position to comment where we are going with our pricing.
<Q>:
And also, Allen, while we have got you on the line, I was wondering if we could just kind of recap, I guess, the two newer products that we have talked a lot about on these calls, those being the solenoid valve and the stainless valve. I know you guys don’t like to talk in terms of specifics, in terms of numbers, but maybe just how those products are performing and how they are performing relative to your expectations. And then, to the extent that you can talk about their ability to drive growth in ‘06, I would certainly appreciate any commentary on that level as well.
<A>:
The solenoid products that we’ve launched in the late ‘90s and continue to add to that portfolio really on their own are not significant. They are the engines, though, that are driving our assembly business. And our fastest-growing area from a product perspective is the assembly business, by a large factor. And it’s allowing us to go and provide to a customer a complete package, wires and batteries included. It is probably the single — one of the single biggest factors of our growth, certainly our single biggest product factor for our growth, in 2004, 2005. And I see that trend continuing in 2006, 2007. That’s the need for more CNC equipment. The CNC machines I’m talking about don’t make the solenoid-operated cartridges, but they make the chassis that those cartridges ultimately going into, into the marketplace.
Our range of stainless steel products is in its infancy. It was partially born in April this year in Hanover. We didn’t release it worldwide. In fact, we are just beginning to release it worldwide, because one of the things that you do with a new product is you either sell too many or not enough. And the worst thing you can do is over-excite the market and not deliver. So we’ve stepped the release of this product so that we can fill demand that we are getting. And I don’t think there have been any surprises at this time. There is demand, the product line is growing, but it’s growing at a sustained rate.
<A>:
We don’t have any more e-mail questions. Is there anybody else in line?
Operator:
Mr. Macke, I believe, would like to ask another question.
<Q>:
I wanted to talk about the tax rate in the fourth quarter in 2006. I know the tax rate dropped a little bit in the third quarter. What should we be thinking for the fourth quarter? And then what’s your first impression of what that tax rate might do in ‘06?

<A>:
I can answer that. The change in Q3 is attributable to true-ups between our 2004 provision and our return which was filed in Q3, and primarily related to lower state tax rates. There was also a change in our 2005 US effective rate from the recognition of permanent benefits related to the ETI, which results in about a 1% decrease that will go forward. So a Q4 effective rate, we think, should be between 35 and 36%, which is right around what our year-to-date effective rate is.
<Q>:
And then ‘06, any directional changes expected?
<A>:
No, none that we know of. We’re looking at what we can do with the ETI and the new section 199 stuff with our tax consultants now, but I don’t think it’s going to cause any big changes.
<Q>:
And then, talking stock compensation expense and new reporting requirements, just looking at your disclosures from last year, I think it was like a $0.02 impact for the full year. Is that the sort of magnitude we can expect for ‘06?
<A>:
Yes. Are you talking about the Black-Scholls stuff?
<Q>:
Yes, exactly.
<A>:
In our disclosure for the Q, we are looking at $0.01 for the quarter and $0.02 year to date through nine months. So we’re going to be right around the $0.02 year to date, possibly $0.03.
<Q>:
Would there be any more questions in the queue?
Operator:
It appears there are no further questions in the queue, sir.
<A>:
Okay. Well, I think we’ll conclude the call today, then. We’d like to thank you all for joining us and look forward to speaking to you next quarter.
Operator:
Ladies and gentlemen, thank you for your participation in today’s teleconference. You may disconnect your lines at this time and have a wonderful day.